Exhibit 10.26

PERSONAL SERVICES AGREEMENT BY AND BETWEEN: ROYAL HEALTH GROUP, LLC, and Associated companies, with a principal place of business as 1080 Washington Street, Hanover, MA 02339 d/b/a ROYAL HEALTH GROUP 8: PhoneDOCTORx, LLC

Agreement made as of this 27 day of January, 2012, by and between ROYAL HEALTH GROUP, 1080 Washington Street, Hanover, MA 02339, (hereinafter "ROYAL HEALTH GROUP") and PhoneDOCTORx, L.L.C., 200 Mill Road, Suite 350B, Fairhaven, MA 02719 (hereinafter "PDR").

WITNESSETH THAT:

WHEREAS, the parties, being independent entities, having no past association, having no relationship beyond this agreement, have identified an opportunity to improve access to high quality medical care for skilled nursing patients in the skilled nursing facilities and assisted living facilities owned and operated by ROYAL HEALTH GROUP.

WHEREAS, ROYAL HEALTH GROUP operates 6 skilled nursing facilities and one assisted living center in Massachusetts. These include the following facilities:

•	Royal Braintree Nursing & Rehabilitation Center

o  95 Commercial Street, Braintree, MA 02184

•	Royal Cape Cod Nursing & Rehabilitation Center

o  8 Lewis Point Road, Buzzards Bay, MA 02532

•	Royal Megansett Nursing & Retirement Home

o  209 County Road, North Falmouth, MA 02556

•	Royal Falmouth Nursing & Rehabilitation Center

o  545 Main Street, Falmouth, MA 02540

•	Royal Taber Street Nursing & Rehabilitation Center

o    19 Taber Street, New Bedford, MA 02740

•	Royal Fairhaven Nursing & Rehabilitation Center

o  184 Main Street, Fairhaven, MA 02719

•	The Royal at Harwich Village *

o  328 Bank Street, Harwich, MA 02645

* The parties agree and warrant that the Royal at Harwich Village facility, is an assisted living facility and the telemedicine services to be provided there will differ slightly from the others aforementioned. The parties agree and represent to enter into an agreement for telemedicine services at similar rates within twelve months of executing this agreement.

WHEREAS, ROYAL HEALTH GROUP maintains a sizeable, daily census of patients.

WHEREAS, ROYAL HEALTH GROUP, requires the availability of additional covering service hours to treat patients.

WHEREAS,ROYAL HEALTH GROUP, seeks to improve quality of care, improving the accessibility of physician response through the use of Telemedicine services.

WHEREAS, the physicians and allied health professionals of PDR, render such "personal services."

WHEREAS, by engaging PDR physicians and clinical staff to serve to provide coverage service for its facility's attending staff, ROYAL HEALTH GROUP can increase access to medical care and improve both the quality of patient care, and quality of life for its patients and staff members.

WHEREAS, by engaging with PDR and its telemedicine services, ROYAL HEALTH GROUP will be able to address the following goals:

•	Reduce preventable ED Admissions and Hospital Transfers
•	Provide visualization of patients via telemedicine to provide more informed decisions

•	Exceed expectations of external reviewing agencies such as DPH and JCAHO
•	Provide higher level of acuity services
•	Address pain and behavior issues immediately
•	Decrease complications associated with hospitalizations
•	Increase patient and provider communications

•	Improve upon nursing recruitment and retention

•	Grow admissions and increase occupancy from marketing/awareness of these services
•	Attract primary care physicians with large practices because of having the coverage model in place

•	Increase referrals and referral base

•	Improve rapid turnaround for patients referred to hospital ED for care and or Lab

WHEREAS, PDR, and its physicians, and clinical staff are qualified, willing and desirous to be so engaged under mutually satisfactory terms, negotiated by the parties through arms-length negotiations, whose terms are not in any manner determined in a manner that takes into account the volume or value of any referral or business otherwise generated between the parties for which payment may be made in whole, or in part, directly, or indirectly, through Medicare, Medicaid, or other Federal health care programs.

WHEREAS, PDR will provide qualified, licensed, medical services, and covering services to ROYAL HEALTH GROUP, and its patients.

WHEREAS, the parties represent and warrant that this written agreement covers all of the services PDR provides to ROYAL HEALTH GROUP's Six Skilled Nursing Facilities and the One Assisted Living Facility for the term of this agreement and said agreement specifies the services to be provided to ROYAL HEALTH GROUP, by PDR.

WHEREAS, the parties represent and warrant that the aggregate compensation paid to PDR, by ROYAL HEALTH GROUP over the term of the agreement is set out in advance, specifically, as negotiated and identified in this instrument, and is consistent with fair market value.

WHEREAS, the parties represent and warrant that the services performed under this personal service agreement do not involve the counseling or promotion of a business arrangement or other activity that violates any state or federal law.

WHEREAS, the parties represent and warrant that the aggregate services contracted for do not exceed those which are reasonably necessary to accomplish the commercially reasonable business purpose of said services.

WHEREAS, the parties represent and warrant that the signatory below has the authority to bind the specific entity, providing the telemedicine service or the specific facilities listed above

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ROYAL HEALTH GROUP and PDR agree as follows:

INITIAL TERMS AND RENEWAL TERMS

The term of this personal service agreement shall commence at the target date of January 27, 2012, and shall continue for a period of one year. The terms of said agreement may be renegotiated on an annual basis only. It is the express intent of the parties to comply with all federal and state laws, and to adhere to "safe harbor" requirements for personal services and management contracts. Accordingly, said relationship and agreement by and between the parties expressly forbids periodic renegotiations of the terms of this agreement.

The Agreement shall be automatically renewable for successive one year terms unless terminated by one of the parties as stated herein. The parties may alter the terms of the "successive agreements," through engaging in arms length negotiations, but said alterations may only take place at the annual term of the agreement, and must comply with all State and Federal laws, including but not limited to, Stark and Anti Kickback regulations.

The parties understand, acknowledge and agree that the services represented by this agreement represent a novel, unique and significant opportunity to improve patient care. That the program is by design a pilot, and that each entity may terminate this agreement, without cause, by providing the other at least ninety (90) days, written notice, there is a minimum of 6 months from the date of installation before this provision can be acted upon by both parties for complete implementation and training to have taken place. It is the parties' intent that this right to terminate is not in any manner to conflict with the Federal Safe Harbors for personal service and management contracts, but rather to permit the parties to terminate this agreement without the intent to renegotiate terms based on value or volume of services.

This agreement supersedes and replaces any previous understanding, agreement or contract, written or verbal between the contracting parties.

PhoneDOCTORx' OBLIGATIONS

To provide and pay for equipment, lines and all services located at the PDR Medical Call Center, which will be staffed by PDR clerical staff who wilt route calls to available PDR physicians/ AHP's as specified below.

Telemedicine: PDR, and its physicians and allied health professional agree as follows:

1. Prior to the initiation of services under this agreement, to have all allied health professionals (hereinafter AHP's) and physicians apply for staff privileges at ROYAL HEALTH GROUP.

2. To have all patient care rendered to patients of ROYAL HEALTH GROUP by PDR physicians and AHP's be completed by AHP's/physicians that have been approved and become members of ROYAL HEALTH GROUP's staff.

3. To provide a coverage group of qualified and credentialed physicians and AHP's to provide medically necessary covering services during contracted hours for ROYAL HEALTH GROUP's urgent and emergent patients.

4. To comply with ROYAL HEALTH GROUP, State and Federal requirements regarding timeliness of patient care, and documentation of the same.

5. To directly bill ROYAL HEALTH GROUP, per month for services performed as defined herein and in accordance with the terms herein stated.

PDR shall provide medical coverage services for ROYAL HEALTH GROUP Urgent and

Emergent patients during the hours listed below:

PDR shall staff a Telemedicine Call Center with AHP/physician during the hours of

5:00PM to 11:00 PM Monday through Friday and 10:00AM to 7:00PM Saturday and

Sunday.

Triage function to determine whether a patient can be treated through a telemedicine encounter, or whether a patient needs to be transferred to a hospital emergency room.

Telemedicine evaluation and treatment for urgent and emergent medical problems will be conducted via telephonic and/or video conferencing services via the ADOL patented process.

Orders for laboratory tests and/or radiographic studies may be given during said telemedicine covering encounter. If necessary, such orders may be faxed or phoned directly to ROYAL HEALTH GROUP by the covering telemedicine physician/ AHP.

During contracted hours, a physician or AHP will be available via telephone for follow up of the urgent or emergent telemedicine encounter if said telemedicine encounter resulted in a diagnostic study being ordered.

All telemedicine for urgent and emergent treatment will result in a medical record being created and a copy of the same will be timely routed to ROYAL HEALTH GROUP for incorporation into its medical record.

Install, operate, maintain and retain ownership of the PDR patent-protected, software and patient related process for telemedicine coverage, to be installed on hardware owned by PDR at ROYAL HEALTH GROUP.

After treatment, PDR clinicians shall make the determination as to whether the encounter was emergent, urgent, or non-urgent.

ROYAL HEALTH GROUP's OBLIGATIONS AND FINANCIALTERMS:

ROYAL HEALTH GROUP will provide all connectivity to said telemedicine units. ROYAL

HEALTH GROUP shall ensure that its MIS/Technology staff work closely, amicably and in good faith with PDR MIS/Technology staff and have necessary Wi-Fi networking in place to support telemedicine services e.g. carts. PDR will perform the initial analysis of the ROYAL HEALTH GROUP Infrastructure and produce a Technology Environmental Analysis report back to the executive team - highlighting any gaps/deficiencies within the wireless networks of said skilled nursing facilities/assisted living facility. PDR will also connect ROYAL HEALTH GROUP to its technology partner to help resolve any found deficiencies at the partnership rates. PDR will not be responsible for the cost/ installation and/or replacement of the ROYAL HEALTH GROUP network infrastructure to support this program.

As is the case with all calls to physicians from ROYAL HEALTH GROUP facilities, ROYAL HEALTH GROUP will provide a nurse who will present the patient to the PDR telemedicine physician/ AHP, for urgent and emergent patients and to assist in the collection of data in the telemedicine encounter, as medically necessary.

ROYAL HEALTH GROUP will process all PDR physician and AHP applications to its medical staff in a manner consistent with its usual process. PDR agrees to cooperate and assist ROYAL HEALTH GROUP in this endeavor.

Through arms-length negotiations, ROYAL HEALTH GROUP agrees to pay PDR the monthly fee stated herein. Said amount is considered fair market value, is not in any manner associated with the value of volume of any potential referral.

The parties understand that the fees specified below are based on the PDR's ability to leverage the telemedicine technology over a wide geographic region. Telemedicine permits PDR physicians to treat patients at multiple locations, thereby permitting the fees for such services listed herein.

The telemedicine services identified herein are based on PDR's involvement in ROYAL HEALTH GROUP's urgent and emergent patient population, for the hours stated herein.

To remit to PDR a monthly access fee of $1,000.00 for each participating facility within ROYAL HEALTH GROUP for connectivity, access to the aforementioned patent-protected telemedicine coverage program, and availability of a PDR covering clinician. ROYAL HEALTH GROUP will remit to PDR a per call charge of $40.00 for each and every urgent and emergent call each calendar month. Said monthly "per-call total charge of urgent and emergent calls shall be capped at $2,000.00 per facility participating from ROYAL HEALTH GROUP within the PDR Telemedicine program, for clinical services rendered to ROYAL HEALTH GROUP's urgent and emergent patients per discussion on December 15, 2011. All urgent and emergent calls exceeding the cap of $2,000 (25 Urgent/Emergent Calls) will be provided at no-charge (including admissions which are treated as urgent). PDR services are discounted from their standard rates with the intention to work with all 6 skilled nursing facilities and the assisted living facility of the ROYAL HEALTH GROUP.

An invoice will be drafted for each of the facilities per their call volumes for the previous month - these will be sent out on first week of the following month by PDR. Fees shall be paid to PDR within thirty-days of the close of each month. Payments not received within thirty days of the date of the invoice may be subject to late charges equal to one percent (1%) per month of the overdue amount with a 12% per annum.

ROYALHEALTH GROUP and PhoneDOCTORx Strategic Relationship

Development of a strategic relationship: including the following elements related to this agreement:

•	ROYAL HEALTH GROUP will receive monthly call/clinical encounter status reports regarding the clinical encounters each month with PDRx for each of the participating facilities. These will consist of the following data elements for the executive and clinical teams of ROYAL HEALTH GROUP.

• # of Calls Each Month

• MD

• Date

• Patient Name

• DOB

• Chief Complaint

• Acuity Level

• Medication Reconciliation Issues

• Saved Transfer/Transfer

• CHF/COPD/AMI/Pneumonia/Vascular/Coronary Inter.

•	Case Study/Medical Study Development about the PhoneDOCTORx Telemedicine Coverage Service to ROYAL HEALTH GROUP (Joint Development)
•	Mentions in ROYAL HEALTH GROUP Articles, Blogs, Brochures, Newsletters about PhoneDOCTORx , i.e. Twitter, Linkedln, Facebook, Website and vice versa
•	Ongoing press releases about the project(s) (Joint)
•	Mentions/logos on each other’s websites (ROYAL HEALTH GROUP, PhoneDOCTORx)
•	PDR Senior Leadership team and/or American Doctors Online (PDRs practice management company) will visit with ROYAL HEALTH GROUP on an quarterly basis pertaining to relationship
o	Aim of meetings - quality performance, satisfaction, strategy, brainstorming
- new market development, and other partnerships and marketing opportunities to pursue together
o	Development of new telemedicine service offerings where the ROYAL HEALTH GROUP may serve as the beta test site for these new offerings:
•	ROYAL HEALTH GROUP may assist in creating and crafting new ideas/innovations/telemedicine service lines with PDR for the extended care field
•	ROYAL HEALTH GROUP will enable itself to be the beta test site for the chosen/developed services that are jointly agreed upon by both ROYAL HEALTH GROUP and PDR in pursing
•	ROYAL HEALTH GROUP will assist in marketing/promoting these services in conjunction with PDR
•	Excluding designated healthcare services, ROYAL HEALTH GROUP will receive an agreed upon 5% of the net revenues earned from these joint developed services sold within the marketplace

As a physician practice, PDR must comply with Board of Registration in Medicine's regulations regarding advertising and public representations. To that end, ROYAL HEALTH GROUP agrees that all such communications that mention PDR clinicians, or its services, will be reviewed by PDR administration prior to publication.

PDR agrees that all such communications that mention ROYAL HEALTH GROUP or its employees will be reviewed by ROYAL HEALTH GROUP administration prior to publication.

Miscellaneous:

Shared Information: The parties agree to protect as confidential all patient care data. The parties also understand that certain information within the possession of the other party might be needed. The parties acknowledge the existence of an ongoing independent study and to the extent permitted by Law, represent and warrant to cooperation with the informational needs of said studies.

Representations: PDR represents and warrants to ROYAL HEALTH GROUP as follows: (i) that it has the authority to enter into this Agreement (ii) that it maintains all necessary licenses and certifications required by law in good standing for the services to which will be provided, and will produce evidence of such valid license or certification if requested (iii) that any and all medical staff providing medical care coverage at ROYAL HEALTH GROUP via telemedicine by PDR shall be licensed in good standing as required by law and shall become familiar with and abide by all of the ROYAL HEALTH GROUP's policies and procedures (including, but not limited to drug/alcohol policy and anti-discrimination/harassment policy), The representations contained herein shall survive any termination of the Agreement.

Relationship between the parties: In performing its duties under the Agreement, PDR shall be an independent contractor with respect to ROYAL HEALTH GROUP and shall not be considered an employee or agent of ROYAL HEALTH GROUP for any purpose.

Any staff provided by PDR shall not be considered employees of ROYAL HEALTH GROUP for any purpose.

Insurance: Each party agrees that it shall maintain in full force and effect, and at its sole expense, policies of general and professional liability (including contractual liability) insurance with minimum separate limits of One Million Dollars ($1,000,000) per occurrence, Three Million Dollars ($3,000,000) in the aggregate to cover claims arising or resulting from the acts or omissions of such party, its employees or agents, in connection with this agreement. In the event such coverage is provided under a "claims made" policy, such coverage shall remain in effect (or the covered party shall procure equivalent "tail coverage") for a period of not less than five (5) years following termination of this Agreement. Each party shall supply the other party, upon execution of the agreement, with Certificates of Insurance evidencing such coverage and stating that such coverage will not be canceled or reduced without thirty (30) days prior written notice to the other party. Each party shall also maintain in full force and effect, at its sole expense, worker's compensation insurance as required by law.

Indemnification: Each party shall indemnify and hold the other harmless for any losses, claims, damages, awards, penalties, or injuries incurred by any third party, including reasonable attorney's fees, which arise from any alleged breach of such indemnifying party's representations and warranties made under this Agreement, provided that the indemnifying party is promptly notified of any such claims. The indemnifying party shall have the sole right to defend such claims at its own expense. The other party shall provide, at the indemnifying party's expense, such assistance in investigating and defending such claims as the indemnifying party may reasonably request. This indemnity shall survive the termination of this Agreement

Access to Records: If under the Medicare/Medicaid Acts or regulations promulgated thereunder, PDR should be deemed to be a subcontractor and thereby subject to the disclosure requirements of 42 U.S.c. 1395x (v) (1) (I), until the expiration of four (4) years following the completion of the furnishing of services under this Agreement, then upon written request of ROYAL HEALTH GROUP, PDR shall make available to the Secretary of the Department of Health and Human Services (the "Secretary") or of the Comptroller General of the United States, or any of their duly authorized representative thereof, a copy of this Agreement and such books, documents, and records of PDR as are necessary to certify the nature and extent of the services performed hereunder. If any of the duties of this Agreement are carried out through a subcontract, having a value or cost of $10,000 or more such subcontract shall contain a clause to the effect that, until the expiration of four (4) years after organization shall make available to the Secretary, Comptroller General, or to any of their authorized representatives the subcontract, the books, documents and records of the related organizations as necessary to verify the nature and extent of costs incurred pursuant to this subcontract. Record-keeping performed by PDR or ROYAL HEALTH GROUP shall be at the sole cost and expense of the respected parties

Exclusions from State and Federal Healthcare Programs: The Parties represent and warrant that neither entity, or entities, nor any of its employees have been excluded from any federal or state healthcare program, that no basis for such exclusions exists, and that it has not been subject to any final adverse action as defined under the Health Care Fraud and Abuse Data Collection Program. Either Party agrees to notify the other immediately if it is subject to an inquiry, investigation, or final adverse action by a governmental agency, third-party payer, or intermediary as to the provision of services under this Agreement.

Non-exclusivity: The parties shall have a non-exclusive business relationship.

Non-Solicitation: PDR and ROYAL HEALTH GROUP mutually agree not to solicit or employ each other's employees for employment during the term of this agreement and for two years following termination of this agreement. This provision expressly excludes those individuals who are currently working as of the date of this Agreement on a per diem basis for PDR.

Confidential Information: ROYAL HEALTH GROUP has had and shall continue to have sole proprietary interest in any and all confidential data or information that it shares with PDR or PDR learns independently about ROYAL HEALTH GROUP which ROYAL HEALTH GROUP deems important, in its sole discretion, competitively sensitive, and not generally known by the public, which has been developed by ROYAL HEALTH GROUP, PDR or its employees or agents, including but not limited to any and all commercial, financial, or technical information, ideas, know-how, trade secrets, policies, reports, business plans, business methods, systems, manuals, agreements, performance statistics, supplier data, operational or administrative plans, personnel information, client and/or customer (hereafter collectively "Client") lists, prospective Client lists, any information provided by a Client, prospective Client, or party to an agreement with ROYAL HEALTH GROUP, or any other object or document developed for ROYAL HEALTH GROUP's business.

Non-Disclosure: Both parties shall not, without the express written consent of an executive officer of ROYAL HEALTH GROUP and/or ADOL/PhoneDOCTORx during the term of the Agreement and for two (2) years following the termination/expiration of the Agreement, disclose to any unauthorized third party or use any confidential information of the type set forth in the above section Parties agrees they shall not, except for ROYAL HEALTH GROUP/PDR purposes, reproduce or photocopy any such documents or objects which contain, or are derived from, any such confidential information, nor take away any such information upon the termination or expiration of this Agreement.

Severability: The provisions of this Agreement are severable, so that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect.

Non-Waiver: No waiver by a party hereto of a breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision hereof. An effective waiver of a right under this Agreement may be made by a party in writing executed by the party holding the right. No other waiver shall be recognized, or enforceable.

Authority to Bind: The individuals identified below, and the respective parties to this agreement warrant and represent that they have the authority to bind the representative party. Individuals below execute this agreement in their capacity as an authorized agent of the party they represent.

Governing Law: This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts.

Notices: Any and all notices described in this Agreement shall be in writing, signed by the party giving such notice and shall be delivered personally, or sent by registered or certified mail, return receipt requested, or sent by overnight mail with receipt confirmed by telephone, to the parties hereto as the below addresses.

PhoneDOCTORx, LLC

C /O Brian Lane, CEO - ADOL (American Doctors Online)

Practice Management Company - PhoneDOCTORx

200 Mill Road, Suite 350

Fairhaven, MA 02719

ROYAL HEALTH GROUP

C/O James Mamary, Sr.

1080 Washington Street

Hanover, MA 02339

Counterparts: This Agreement may be executed in any number of counterparts, each of which shall constitute one agreement binding on the parties hereto.

Amendments: The Agreement may not be altered, amended, modified unless the same is made in writing and signed by the parties affected.

Entire Agreement: Except for the Policies and Procedures expressly stated herein, this writing is the entire agreement between the parties, concerning the subject matter thereof and supersedes all other prior oral or written agreement and understandings relating to the subject matter hereof.

Free Act and Deed: The parties hereby warrant and represent that they were provided the opportunity to have private counsel review this Agreement. The parties warrant and represent that they fully understand and agree to the provisions and terms within this instrument.

Acknowledgement:	Brian G. Lane, herein affirms and acknowledges receipt of ROYAL HEALTH GROUP's Policies and Procedures referenced herein.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto under seal as of the date first above written.